Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Immune Pharmaceuticals, Inc. on Form S-8 (Nos. 333-198521, 333-156438, 333-151150, 333-130865, 333-130861 and 333-130860) and Form S-3 (Nos. 333-198309 and 333-198647) of our report dated April 15, 2015, on our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, which report is included in this Annual Report on Form 10-K to be filed on or about April 15, 2015.

/s/ EisnerAmper LLP

Iselin, New Jersey

April 15, 2015